Accel Entertainment Reports Record Fourth Quarter Results Including 7.5% Revenue
Increase and Full-Year Revenue of $1.3 Billion

Chicago, IL – March 3, 2026 – Accel Entertainment, Inc. (NYSE: ACEL), a leading locals-focused gaming operator partnering with small businesses, local communities, and state governments to provide entertaining, convenient, and safe gaming experiences nationwide, today announced financial and operating results for the fourth quarter and year ended December 31, 2025.

Highlights:
•Record revenue of $341.4 million for Q4 '25; an increase of 7.5% compared to Q4 '24
◦Ended Q4 '25 with 4,501 locations; an increase of 2.2% compared to Q4 '24
◦Ended Q4 '25 with 27,950 gaming terminals; an increase of 2.9% compared to Q4 '24
•Record revenues of $1.3 billion for YE 2025; an increase of 8.1% compared to YE 2024
•Net income of $16.2 million for Q4 '25; an increase of 91.7% compared to Q4 '24, partially attributable to a gain of $0.6 million on the change in the fair value of the contingent earnout shares (Accel Class A-2 common stock) compared to a loss of $2.9 million in the prior period
•Net income of $51.3 million for YE 2025; an increase of 45.3% compared to YE 2024
•Diluted earnings per share of $0.60 for YE 2025, an increase of 46.3% compared to $0.41 in YE 2024
•Record Adjusted EBITDA of $56.3 million for Q4 '25; an increase of 18.9% compared to Q4 '24
•Record Adjusted EBITDA of $210.1 million for YE 2025; an increase of 11.1% compared to YE 2024
•Cash and cash equivalents of $296.6 million and net debt of approximately $311 million at December 31, 2025
•Repurchased 1.5 million shares of Accel Class A-1 common stock in Q4 '25 for approximately $16.2 million
•Completed new $900.0 million credit facility in September 2025, extending maturities to 2030, lowering cost of capital and further enhancing growth capital flexibility
•First full year of racing operations and almost nine months of casino operations at Fairmount Park Casino & Racing

Accel CEO, Andy Rubenstein, commented, “Accel delivered a strong finish to 2025, highlighted by 7.5% revenue growth and an 18.9% increase in Adjusted EBITDA in the fourth quarter. For the full year, we generated record revenue of $1.3 billion and $210 million in Adjusted EBITDA, reflecting the growth and resilience of our distributed gaming model combined with our disciplined capital deployment. We ended the year supporting more than 4,500 locations and nearly 28,000 gaming terminals, underscoring the scale and durability of our platform.

“In Illinois and Montana, we continue to optimize our footprint and machine base, driving steady hold-per-day improvement and margin expansion. The Illinois rollout of ticket-in, ticket-out technology is progressing as planned and is expected to enhance player convenience and operational efficiency over time. We are excited by the potential to bring our distributed gaming and local entertainment model to the city of Chicago following public announcements regarding the possible introduction of Video Gaming Terminals in licensed locations. We believe we are well positioned to leverage our strong balance sheet, existing fixed operating infrastructure, route management capabilities, and fixed asset base to capitalize on opportunities in a Chicago Video Gaming Terminals market, and we continue to monitor developments as we establish our strategies for maximizing returns from this possible opportunity.

“Across our developing markets, we are seeing meaningful scale and momentum. Nevada terminal count increased 13% year-over-year, supported by recent strategic accretive route expansions, while Louisiana revenue increased approximately 75% compared to the prior year as we execute on our bolt-on acquisition strategy. Nebraska and Georgia also delivered strong growth, demonstrating the continued expansion and increased leverage of our operating platform. At Fairmount Park Casino & Racing, we completed our first full year of operations and continue to see steady customer engagement as the property ramps.

“With the completion of our previously-announced $900 million credit facility, we strengthened our balance sheet, extended maturities to 2030, and enhanced our growth capital flexibility. Reflecting our commitment to shareholder returns and our view that Accel shares remain undervalued, during 2025, we repurchased approximately 3.7 million shares of our common stock, including 1.5 million shares in the fourth quarter.

“Looking ahead, we remain focused on driving steady organic growth, capturing efficiencies at scale, executing accretive tuck-in opportunities, and delivering strong free cash flow. We believe our scalable platform and disciplined capital deployment position us to convert earnings into cash while investing in high-return growth opportunities and returning capital to shareholders.”

Condensed Consolidated Statements of Operations and Other Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2025	2024	2025	2024

Total net revenues	$341,446	$317,515	$1,330,960	$1,230,972
Operating income	29,664	20,797	107,851	90,884
Income before income tax expense	22,176	14,563	71,931	53,729
Net income	16,092	8,394	51,272	35,291
Other Financial Data:
Adjusted EBITDA(1)	56,284	47,355	210,148	189,147

(1)Adjusted EBITDA is a non-GAAP metric. See "Non-GAAP Financial Measures" for a reconciliation to the most directly comparable GAAP metric.

Net Revenues

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net revenues by state:
Illinois	$245,212	$231,278	$963,165	$906,572
Montana(1)	42,608	41,326	164,323	161,698
Nevada	27,951	27,670	108,884	114,551
Louisiana	9,461	5,445	37,580	5,445
Nebraska	9,622	6,763	33,233	25,384
Georgia	5,660	4,038	19,891	13,209
Other	932	995	3,884	4,113
Total net revenues	$341,446	$317,515	$1,330,960	$1,230,972
(1)Includes $39.1 million and $153.5 million of net gaming revenues and $3.6 million and $10.9 million of manufacturing revenues for the three and twelve months ended December 31, 2025, respectively. In comparison, includes $38.2 million and $149.5 million of net gaming revenues and $3.1 million and $12.2 million of manufacturing revenues for the three and twelve months ended December 31, 2024, respectively.

Gross Margin Percentage

	Three Months Ended December 31,
	2025	2024	2023
Gross margin percentage:
Illinois - our regulated split percentage	32.04%	32.04%	32.54%
Georgia - our regulated split percentage	43.50%	43.50%	45.00%
All other state splits, revenues and fees	30.32%	25.30%	23.48%
Total gross margin percentage (1)	31.72%	30.41%	30.33%

	Twelve Months Ended December 31,
	2025	2024	2023
Gross margin percentage:
Illinois - our regulated split percentage	32.04%	32.04%	32.54%
Georgia - our regulated split percentage	43.50%	43.50%	45.00%
All other state splits, revenues and fees	29.04%	24.20%	22.81%
Total gross margin percentage (1)	31.35%	30.17%	30.18%
(1)Gross margin percentage represents the percentage of total net revenue remaining after subtracting the cost of revenue and cost of manufacturing goods sold and is not adjusted to exclude or modify amounts recognized under GAAP.

Key Business Metrics

Locations (1)	As of December 31,		Increase / (Decrease)
	2025	2024	Change	Change (%)
Illinois	2,705	2,775	(70)	(2.5)%
Montana	624	619	5	0.8%
Nevada	408	357	51	14.3%
Louisiana	100	96	4	4.2%
Nebraska	275	270	5	1.9%
Georgia	389	286	103	36.0%
Total locations	4,501	4,403	98	2.2%

Gaming terminals (1)	As of December 31,		Increase / (Decrease)
	2025	2024	Change	Change (%)
Illinois	15,534	15,693	(159)	(1.0)%
Montana	6,598	6,467	131	2.0%
Nevada	2,996	2,650	346	13.1%
Louisiana	684	588	96	16.3%
Nebraska	1,019	948	71	7.5%
Georgia	1,119	808	311	38.5%
Total gaming terminals	27,950	27,154	796	2.9%

(1)Based on a combination of third-party portal data and data from our internal systems. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

Location hold-per-day (2)	Three Months Ended December 31,		Increase / (Decrease)
	2025	2024	Change ($)	Change (%)
Illinois	$905	$868	$37	4.3%
Montana	621	614	7	1.1%
Nevada	731	786	(55)	(7.0)%
Louisiana	1,011	979	32	3.3%
Nebraska	348	253	95	37.5%
Georgia	155	142	13	9.2%

	Twelve Months Ended December 31,		Increase / (Decrease)
	2025	2024	Change ($)	Change (%)
Illinois	$894	$864	$30	3.5%
Montana	617	609	8	1.3%
Nevada	728	823	(95)	(11.5)%
Louisiana	979	979	—	—%
Nebraska	301	241	60	24.9%
Georgia	149	119	30	25.2%

(2)Location hold-per-day is calculated by dividing net gaming revenue in the period by the average number of locations. We then divide the calculated amount by the number of operational days. We utilize this metric to compare market and location performance on a normalized basis. The percent change in location hold-per-day is the underlying metric used to determine the change in same-store sales.

Condensed Consolidated Statements of Cash Flows Data

	Year Ended December 31,		Increase / (Decrease)
(in thousands)	2025	2024	Change ($)	Change (%)
Net cash provided by operating activities	$150,875	$121,194	$29,681	24.5%
Net cash used in investing activities	(100,554)	(124,151)	23,597	19.0%
Net cash (used in) provided by financing activities	(35,060)	22,651	(57,711)	(254.8)%

Non-GAAP Financial Information
This press release includes certain financial information not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), including Adjusted EBITDA and Net debt. Adjusted EBITDA and Net debt are non-GAAP financial measures and are key metrics that Accel’s management uses to monitor ongoing core operations. Accel’s management believes Adjusted EBITDA and Net debt enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitates company-to-company and period-to-period comparisons because these non-GAAP financial measures exclude the effects of certain non-cash items or nonrecurring items that are unrelated to core operating performance. Accel’s management also believes that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of Accel’s financial performance and to evaluate Accel’s ability to fund capital expenditures, service debt obligations and meet working capital requirements. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with GAAP that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as Accel does.
Adjusted EBITDA is defined as net income plus:
•Amortization of intangible assets and route and customer acquisition costs
•Stock-based compensation expense
•Loss from unconsolidated affiliates
•(Gain) loss on change in fair value of contingent earnout shares
•Gain on expiration of warrants
•Other expenses, net which consists of (i) non-cash expenses including the remeasurement of contingent consideration liabilities, (ii) non-recurring lobbying and legal expenses related to distributed gaming expansion in current or prospective markets, and (iii) other non-recurring expenses
•Depreciation and amortization of property and equipment
•Interest expense, net
•Emerging markets, which reflects the results, on an Adjusted EBITDA basis, for non-core jurisdictions where our operations are developing
◦Markets are no longer considered emerging when we have installed or acquired at least 500 gaming terminals in the jurisdiction, or when 24 months have elapsed from the date we first install or acquire gaming terminals in the jurisdiction, whichever occurs first.
◦Prior to June 2025, Pennsylvania was considered an emerging market.
◦Prior to January 2024, Iowa was considered an emerging market.
◦As of June 2025, we no longer have any emerging markets.

•Income tax expense
•Loss on debt extinguishment
Net debt is defined as debt, net of current maturities:
•plus Current maturities of debt
•less Cash and cash equivalents
Reconciliation of Net income to Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2025	2024	2025	2024
Net income	$16,092	$8,394	$51,272	$35,291
Adjustments:
Amortization of intangible assets and route and customer acquisition costs	6,424	5,769	25,425	22,577
Stock-based compensation expense	3,821	3,277	12,205	12,204
Loss from unconsolidated affiliates	4	(1)	59	—
(Gain) loss on change in fair value of contingent earnout shares	(636)	(2,914)	573	1,276
Gain on expiration of warrants	—	(13)	—	(13)
Other expenses, net	2,385	5,719	11,875	19,339
Depreciation and amortization of property and equipment	13,990	11,749	52,725	43,978
Interest expense, net	8,120	9,162	34,198	35,892
Emerging markets	—	44	67	165
Income tax expense	6,084	6,169	20,659	18,438
Loss on debt extinguishment	—	—	1,090	—
Adjusted EBITDA	$56,284	$47,355	$210,148	$189,147

Reconciliation of Debt, net of current maturities to Net debt

	As of December 31,
(in thousands)	2025	2024
Debt, net of current maturities	$569,837	$560,936
Plus: Current maturities of debt	37,583	34,443
Less: Cash and cash equivalents	(296,566)	(281,305)
Net debt	$310,854	$314,074

Conference Call
Accel will host a conference call and webcast at 5:00 PM ET / 4:00 PM CT today to review the results. Interested parties may join the live webcast by registering at https://events.q4inc.com/attendee/820426147. Registering in advance of the call will provide listeners with a personalized link to view the webcast and an individual dial-in for the call. This registration link to the live webcast, as well as a replay following the call, will also be available on Accel’s investor relations website: ir.accelentertainment.com.
About Accel
Accel Entertainment, Inc. (NYSE: ACEL) is a growing provider of locals-focused gaming and one of the largest terminal operators in the United States, supporting nearly 28,000 electronic gaming terminals in over 4,500 third-party local and regional establishments and 20 self-operated gaming locations across ten states. Through exclusive long-term contracts, Accel serves licensed non-casino locations including bars, restaurants, convenience stores, truck stops, gaming cafes, and fraternal and veteran establishments. Accel also owns and operates a racino venue.

Accel provides its local partners with a turnkey, full-service, capital-efficient gaming solution that encompasses manufacturing, content, payments, loyalty, 24/7 customer service, data analysis and reporting, and cash logistics. The Company’s racino, Fairmount Park - Casino & Racing, opened in April 2025 and features approximately 260 electronic gaming machines, food and beverage amenities, a sports book, pari-mutuel betting, and approximately 57 racing days planned for 2026.

Contact:
Joseph Jaffoni, Norberto Aja
JCIR
212-835-8500
acel@jcir.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including, but not limited to, any statements regarding our ability to continue to drive steady organic growth, capture efficiencies at scale, execute accretive tuck-in opportunities, and deliver strong cash flow, estimates of number of gaming terminals, locations, revenues, and Adjusted EBITDA, the opportunities in distributed gaming and local entertainment within the broader gaming market, including in the city of Chicago, our ability to roll out new technology to enhance player convenience and operational efficiency over time, and our expansion into casino operations and horse racing, including at Fairmount. The words “predict,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” “continue,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements represent our current reasonable beliefs, expectations and assumptions and involve inherent risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: Accel’s ability to operate in existing markets and to expand into new jurisdictions; Accel’s ability to introduce new and appealing products and services amid uncertain market demand and regulatory outcomes; Accel’s ability to maintain or improve its competitive advantages in a highly competitive industry; Accel’s dependence on with a concentrated network of key manufacturers, developers and third party providers for gaming terminals, amusement machines, and related software, content and technologies; Accel’s heavy dependency on its ability to win, maintain and renew contracts with location partners; Accel's expansion into casino operations and horse racing; decreased discretionary consumer spending due to broader macroeconomic and socio-political conditions; geographical concentration of Accel’s business, which heightens exposure to local or regional conditions; strict government regulations that are constantly evolving and may be amended, repealed, or subject to new interpretations, which may limit existing operations, have an adverse impact on Accel’s ability to grow or may expose Accel to fines or other penalties; Accel’s dependence on the security, integrity and regulatory compliance of products, services and systems offered, which, if breached or disrupted, could expose Accel to liability; Accel’s dependence on the protection of trademarks and other intellectual property; opponents’ efforts to curtail the expansion of legalized gaming; and other risks and uncertainties indicated from time to time in documents filed or to be filed with the U.S. Securities and Exchange Commission (the "SEC") including those described in the section entitled “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the "Form 10-K").

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We are under no obligation to, and expressly disclaim any obligation to, publicly update or alter any forward-looking statement, whether as a result of new information, subsequent events or otherwise, except as required by law.

Industry and Market Data
Unless otherwise indicated, information contained in this press release concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our services. This information includes a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the Form 10-K, as well as Accel's other filings with the SEC. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

ACCEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)	Twelve Months Ended December 31,
	2025	2024	2023
Net revenues:
Net gaming	$1,243,471	$1,172,777	$1,113,573
Amusement	21,685	22,244	23,973
Manufacturing	10,857	12,235	13,353
ATM fees and other	54,947	23,716	19,521
Total net revenues	1,330,960	1,230,972	1,170,420
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization expense shown below)	908,121	852,373	809,524
Cost of manufacturing goods sold (exclusive of depreciation and amortization expense shown below)	5,627	7,100	7,671
General and administrative	219,336	194,721	180,248
Depreciation and amortization of property and equipment	52,725	43,978	37,906
Amortization of intangible assets and route and customer acquisition costs	25,425	22,577	21,211
Other expenses, net	11,875	19,339	6,453
Total operating expenses	1,223,109	1,140,088	1,063,013
Operating income	107,851	90,884	107,407
Interest expense, net	34,198	35,892	33,144
Loss from unconsolidated affiliates	59	—	—
Loss on change in fair value of contingent earnout shares	573	1,276	8,539
Gain on expiration of warrants	—	(13)	—
Loss on debt extinguishment	1,090	—
Income before income tax expense	71,931	53,729	65,724
Income tax expense	20,659	18,438	20,121
Net income	$51,272	$35,291	$45,603
Less: Net (loss) income attributed to redeemable noncontrolling interests	(198)	39	$—
Net income attributable to Accel Entertainment, Inc.	$51,470	$35,252	$45,603

Earnings per common share:
Basic	$0.61	$0.42	$0.53
Diluted	0.60	0.41	0.53
Weighted average number of common shares outstanding:
Basic	85,020	83,747	85,949
Diluted	86,367	84,977	86,803

ACCEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$296,566	$281,305
Accounts receivable, net	14,198	10,550
Prepaid expenses	7,102	8,950
Inventories	8,231	8,122
Income taxes receivable	9,121	1,632
Interest rate caplets	430	6,342
Other current assets	7,386	9,251
Total current assets	343,034	326,152
Property and equipment, net	350,304	307,997
Noncurrent assets:
Route and customer acquisition costs, net	31,147	23,258
Location contracts acquired, net	186,406	202,618
Goodwill	114,426	116,252
Other intangible assets, net	61,034	53,940
Interest rate caplets, net of current	—	479
Other assets	17,042	17,702
Total noncurrent assets	410,055	414,249
Total assets	$1,103,393	$1,048,398
Liabilities, Temporary equity, and Stockholders’ equity
Current liabilities:
Current maturities of debt	$37,583	$34,443
Current portion of route and customer acquisition costs payable	2,473	2,197
Accrued location gaming expense	5,516	4,734
Accrued state gaming expense	21,065	19,802
Accounts payable and other accrued expenses	51,028	41,944
Accrued compensation and related expenses	9,946	12,117
Current portion of consideration payable	3,881	3,116
Total current liabilities	131,492	118,353
Long-term liabilities:
Debt, net of current maturities	569,837	560,936
Route and customer acquisition costs payable, less current portion	10,232	7,160
Consideration payable, less current portion	15,790	14,596
Contingent earnout share liability	33,676	33,103
Other long-term liabilities	9,373	7,571
Deferred income tax liability, net	59,230	47,372
Total long-term liabilities	698,138	670,738

Temporary equity - Redeemable noncontrolling interest	4,080	4,278

Stockholders’ equity:
Preferred Stock, par value of $0.0001; 1,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Class A-1 Common Stock, par value $0.0001; 250,000,000 shares authorized; 96,250,980 shares issued and 82,287,349 shares outstanding at December 31, 2025; 95,865,026 shares issued and 85,670,255 shares outstanding at December 31, 2024	8	8
Additional paid-in capital	229,028	221,625
Treasury stock, at cost	(145,747)	(105,485)
Accumulated other comprehensive income	188	4,145
Accumulated earnings	186,206	134,736
Total stockholders' equity	269,683	255,029
Total liabilities, temporary equity, and stockholders' equity	$1,103,393	$1,048,398